UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
 _____________________

FORM 8-A

 _____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

 PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934

FOUR OAKS FINCORP, INC.

 (Exact name of registrant as specified in its charter)
 _____________________

North Carolina	56-2028446
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

6114 U.S. 301 South Four Oaks, North Carolina	27534
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None
_____________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates: ____________ (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Rights

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

     On August 15, 2014, the Board of Directors of Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, $1.00 par value per share, of the Company held of record at the close of business on August 19, 2014, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Tax Asset Protection Plan, dated as of August 18, 2014 (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as Rights Agent.

     The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K filed August 19, 2014 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit Number	Description

4.1
Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Registrar and Transfer Company, as Rights Agent, including the form of Rights Certificate, Summary of Rights and Articles of Amendment to Articles of Incorporation of the Company as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 19, 2014)

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FOUR OAKS FINCORP, INC.
DATED: August 19, 2014

	By:	/s/ Ayden R. Lee, Jr.
	Name:	Ayden R. Lee, Jr.
	Title:	Chairman, Chief Executive Officer, and President

EXHIBIT INDEX

Exhibit Number	Description

4.1
Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Registrar and Transfer Company, as Rights Agent, including the form of Rights Certificate, Summary of Rights and Articles of Amendment to Articles of Incorporation of the Company as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 19, 2014)